CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 Registration Statement under the Securities Act of 1933 of PCS Edventures!.com, Inc. (the “Company”) dated November 19, 2009, of our report dated June 28, 2009, relating to the Company’s financial statements for the year ended March 31, 2009.

/s/M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

November 19, 2009